UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 18, 2005

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300 Brisbane, California		94006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

349 Oyster Point Boulevard, Suite 200 South San Francisco, CA 94080
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

On March 18, 2005, Cellegy Pharmaceueticals, Inc. (the “Company”) entered into a sublease agreement with VaxGen, Inc., as sublessor, in connection with the relocation of the Company’s principal headquarters from South San Francisco, California, to the adjacent city of Brisbane, California.  The new sublease covers approximately 5,800 square feet.  The sublease has a term that expires February 28, 2006.  Rent during that term is nominal.  In connection with the Brisbane sublease, VaxGen, which already occupies a portion of the building formerly occupied by the Company, has agreed to take over the space formerly occupied by the Company in South San Francisco, and has agreed to make a payment to Cellegy of approximately $1,100,000.  In connection with the above transactions, the landlord for the South San Francisco space has agreed to terminate the lease agreement with the Company for the South San Francisco facility effective March 31, 2005, contingent on the execution of lease arrangements between VaxGen and the landlord relating to the Company’s former South San Francisco space.

Item 1.02                     Termination of a Material Definitive Agreement

In connection with the relocation of the Company’s principal offices from South San Francisco, California to Brisbane, California, as described in Item 1.01 above, the landlord for the South San Francisco space formerly occupied by the Company has agreed to terminate the lease agreement with the Company for the South San Francisco facility effective March 31, 2005, contingent on the execution of lease arrangements between VaxGen and the landlord relating to the Company’s former South San Francisco space.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: March 24, 2005	By:	/s/ A. Richard Juelis
A. Richard Juelis
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)